Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of sanofi-aventis relating to sanofi-aventis Action 2007 Shareholding Plan, dated October 31, 2007, of our reports dated March 28, 2007, with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of sanofi-aventis included in its annual report under Form 20-F for the year ended December 31, 2006.

Ernst & Young Audit

Represented by Gilles Puissochet and Jacques Pierres

/s/ Gilles Puissochet	/s/ Jacques Pierres
Gilles Puissochet	Jacques Pierres

Paris-La Défense, France

November 2, 2007